Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Kenneth Kay	Nick Kormeluk	Steve Iaco
Sr. Executive Vice President and	Sr. Vice President	Sr. Managing Director of
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS THIRD QUARTER

REVENUE INCREASE OF 54% AND EARNINGS PER SHARE RISE OF 38%;

COMPANY MAINTAINS EARNINGS GUIDANCE

Los Angeles, CA – October 29, 2007 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported third quarter 2007 revenue increased 54.2% to $1.5 billion and diluted earnings per share increased 23.1% to $0.48 compared to the third quarter of 2006. Excluding one-time charges(1), third quarter 2007 diluted earnings per share was $0.55, representing an increase of 37.5% from the third quarter of 2006.

The strong earnings growth was achieved despite a $32.9 million increase in interest expense associated with the financing of the Trammell Crow Company acquisition and the exclusion of $8.4 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.

Management’s Commentary

“Third quarter results clearly showed the economic and strategic benefits of our highly diversified business line and revenue base. During a period of extremes in the global credit markets as well as uneasiness about the U.S. economy generally, CBRE posted very impressive year over year gains in both revenue and profitability. These gains were ahead of our internal projections and support our view of achieving full year guidance,” said Brett White, President and Chief Executive Officer of CB Richard Ellis. “Our professionals, supported by the industry’s most extensive global platform and most admired brand, continue to fashion innovative solutions that enable us to expand our range of services for clients and build market share.

“Our success was evident throughout the world last quarter, most notably in the international marketplace. In Europe, we continue to realize the benefits of the fully integrated service offering that we have rolled out across the continent as the region’s preeminent full-service commercial real estate services provider. Asia Pacific remains our fastest-growing geography, and our increased investments in countries like China, Japan and Australia have produced noteworthy returns. Global Investment Management also continues to perform exceptionally well, both by harvesting gains on property sales and growing assets under management.

“In the Americas, we benefited from the acquisition of Trammell Crow Company combined with organic revenue gains. Investment sales activity showed solid growth despite a pullback in property valuations, reduced availability of debt financing for larger asset sales, and tighter underwriting standards. We expect the changed market conditions to have more of an impact on our investment sales performance in the fourth quarter. While non-U.S. leasing performance was quite strong, U.S. leasing results were affected by uncertainty surrounding domestic economic growth, and the generally slower pace of activity in selected markets. However, office and industrial leasing market fundamentals remain positive, with higher rents, flat-to-lower vacancies and continued absorption.

“Meanwhile, the integration of the Trammell Crow Company has enabled us to sharply expand our fee-based services for Global Corporate Services clients. Revenues associated with outsourcing have increased to 23% of total revenues in the third quarter of 2007 from 14% in the year ago quarter. This provides a steady source of revenues that strongly complements our transaction-based businesses.”

Since the beginning of the year, CB Richard Ellis has added 24 new corporate outsourcing accounts, expanded its service offering with 12 existing corporate clients, and renewed its relationship with 14 others. Recent notable account additions and expansions/renewals in our corporate outsourcing business include Chrysler Corporation, McKesson Corporation, Fifth Third Bank and Diageo.

Third Quarter Highlights

For the third quarter of 2007, the Company generated revenue of $1.5 billion, up 54.2% over the $967.9 million posted in the third quarter of 2006. Strong growth globally drove the Company’s performance for the quarter. The Company reported net income of $114.9 million, or $0.48 per diluted share, in the third quarter of 2007 compared with net income of $92.3 million, or $0.39 per diluted share, in the third quarter of 2006.

Excluding one-time items, the Company would have earned net income(2) of $130.2 million, or $0.55 per diluted share, in the third quarter of 2007, an increase of 37.8% and 37.5%, respectively, compared with net income of $94.5 million, or $0.40 per diluted share, in the third quarter of 2006.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $239.9 million for the third quarter of 2007, an increase of $76.4 million, or 46.7%, from the same quarter last year despite the inclusion of $14.8 million(4) of acquisition-related expenses.

The integration of Trammell Crow Company is continuing to progress well and as previously announced, is ahead of schedule with regard to the timing and attainment of synergy savings. The Company is still forecasting annualized net expense synergy savings of approximately $90 million, and expects to realize about 60% of those savings in calendar year 2007.

In line with the Company’s strategy to reduce debt, the Company repaid $152.8 million of its senior secured term loans in the third quarter of 2007. The Company expects to achieve annual cash interest savings of nearly $20 million as a result of its de-leveraging efforts to date in 2007.

Nine-Month Results

Revenue was $4.2 billion for the nine months ended September 30, 2007, up $1.6 billion, or 60.0%, compared to the same period last year. The Company reported net income of $268.1 million, or $1.13 per diluted share, for the nine months ended September 30, 2007 compared to net income of $193.5 million, or $0.83 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income of $352.5 million, or $1.49 per diluted share, for the nine months ended September 30, 2007, up 64.9% and 63.7%, respectively, over net income of $213.8 million, or $0.91 per diluted share, for the nine months ended September 30, 2006.

EBITDA was $576.4 million for the nine months ended September 30, 2007, up $183.3 million or 46.6% compared to the same period last year despite the inclusion of $107.8 million(5) of acquisition-related expenses.

The strong earnings growth was achieved despite an $89.8 million increase in interest expense associated with the financing of the Trammell Crow Company acquisition and the exclusion of $21.0 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.

Third-Quarter Segment Highlights

Americas Region

Third quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 46.3% to $914.7 million, compared with $625.4 million for the third quarter of 2006. This increase was attributable to the combination of acquisitions, particularly the Trammell Crow Company acquisition, and organic revenue growth.

Operating income for the Americas region totaled $102.4 million for the third quarter of 2007, compared with $87.9 million for the third quarter of 2006. Excluding the impact of one-time items, operating income for the Americas region would have been $125.2 million for the third quarter of 2007, an increase of $34.6 million, or 38.2%, as compared to $90.6 million for the third quarter of last year. The Americas region’s EBITDA totaled $126.2 million for the third quarter of 2007, an increase of $25.0 million from last year’s third quarter despite the inclusion of $13.4 million(6) of acquisition-related expenses.

EMEA Region

Revenue for the EMEA region increased 49.5% to $320.2 million for the third quarter of 2007, compared with $214.2 million for the third quarter of 2006. This revenue increase reflects the growing strength of the Company’s platform across most business lines, particularly in the United Kingdom, France, Spain and Germany.

Operating income for the EMEA segment totaled $66.0 million for the third quarter of 2007, compared with $35.1 million for the same period last year. Excluding the impact of one-time items, operating income for the EMEA region would have been $67.4 million for the third quarter of 2007, an increase of $31.9 million, or 89.7%, from the third quarter of last year. EBITDA for the EMEA region totaled $68.7 million for the third quarter of 2007, an increase of $30.0 million, or 77.4%, from last year’s third quarter.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $134.5 million for the third quarter of 2007, a 54.5% increase from $87.0 million for the third quarter of 2006. This revenue increase was driven by improved performance in Australia, China, Japan and Singapore.

Operating income for the Asia Pacific segment increased to $18.3 million for the third quarter of 2007 compared to $5.0 million for the same period last year. EBITDA for the Asia Pacific segment totaled $19.1 million for the third quarter of 2007, an increase of $10.7 million, or 128.6%, from last year’s third quarter.

The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $99.1 million for the third quarter of 2007, a 139.5% increase from the $41.4 million recorded in the third quarter of 2006. This increase was mainly due to higher incentive fees as well as increased investment management fees, a source of recurring revenue, in the U.S. and the U.K. Higher investment management fees resulted from a continued steady increase in assets under management. Total assets under management have grown 24.5% from year-end 2006 to $35.6 billion at the end of the third quarter.

This segment reported operating income of $20.8 million for the third quarter of 2007, compared with $10.9 million for the same period last year. EBITDA for this segment totaled $23.2 million for the third quarter of 2007, an increase of $8.1 million, or 53.1%, from last year’s third quarter. The improved performance was mainly attributable to the aforementioned increase in incentive and asset management fees, partially offset by carried interest activity. As compared with the prior year third quarter, revenue recognized from funds liquidating (carried interest revenue) decreased by $3.0 million while incentive compensation expense recognized for dedicated executives and team leaders associated with this segment’s carried interest programs was $11.0 million higher.

For the third quarter of 2007, the Company recorded a total of $17.6 million of incentive compensation expense related to carried interest revenue, only $0.1 million of which pertained to revenue recognized during the third quarter of 2007 with the remainder relating to future periods’ revenue. Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met. The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the additional $17.5 million of incentive compensation expense recognized.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the U.S. acquired with the Trammell Crow Company in December 2006. Revenue for this segment totaled $24.3 million for the third quarter of 2007.

This segment reported operating income of $7.8 million for the third quarter of 2007. Excluding the impact of one-time items, operating income would have been $8.4 million. EBITDA for this segment totaled $2.7 million for the third quarter of 2007. The difference primarily reflects the impact of minority interest expense, which is included in the calculation of EBITDA, but not in the calculation of operating income. Excluding the impact of purchase accounting, the Company’s earnings would have increased by approximately $8.4 million from net gains on real estate sold during the third quarter of 2007.

Development projects in process as of September 30, 2007 totaled $6.7 billion, a 24% increase from year-end 2006. The inventory of pipeline deals as of September 30, 2007 stood at $2.9 billion. The combined total of $9.6 billion of in-process and pipeline activity matches the level achieved at mid-year 2007.

Guidance

The Company is maintaining its guidance of full-year diluted earnings per share growth of approximately 50% for 2007 as compared to 2006, excluding one-time items.

The Company’s third-quarter earnings conference call will be held on Tuesday, October 30, 2007 at 10:30 a.m. EDT. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-700-8174 for U.S. callers and 612-234-9960 for international callers. A replay of the call will be available starting at 2:00 p.m. EDT on October 30, 2007 and ending at midnight EST on November 13, 2007. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers. The access code for the replay is 890505. A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), an S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2006 revenue). With over

24,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. In 2007, CB Richard Ellis was named one of the 50 “best in class” companies by BusinessWeek, and one of the 100 fastest growing companies by Fortune. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2007, future operations and future financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; our levels of borrowing and cash interest savings resulting from debt reductions; and the integration of our acquisitions (in particular, the Trammell Crow Company) and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)  One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions and the loss on sale of trading securities acquired in the Trammell Crow Company acquisition.

(2)  A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)  The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4)  Includes merger-related expenses of $5.1 million and integration costs related to acquisitions of $9.7 million, the majority of which related to the Trammell Crow Company acquisition.

(5)  Includes merger-related expenses of $39.8 million, the loss on sale of trading securities acquired in the Trammell Crow Company acquisition of $33.6 million and integration costs related to acquisitions of $34.4 million, the majority of which related to the Trammell Crow Company acquisition.

(6)  Includes merger-related expenses of $4.3 million and integration costs related to acquisitions of $9.1 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue (1)	$1,492,809	$967,941	$4,197,133	$2,622,757

Costs and expenses:
Cost of services (1)	791,852	521,059	2,233,130	1,412,497
Operating, administrative and other	468,375	293,122	1,350,066	841,881
Depreciation and amortization	28,311	14,892	83,190	42,077
Merger-related charges	5,092	—	39,824	—
Total costs and expenses	1,293,630	829,073	3,706,210	2,296,455

Gain on disposition of real estate	16,075	—	16,075	—

Operating income	215,254	138,868	506,998	326,302
Equity income from unconsolidated subsidiaries	6,020	9,135	36,184	25,976
Minority interest expense (income)	9,692	(577)	12,427	1,232
Other loss	—	—	37,534	—
Interest income	7,937	1,002	20,922	7,568
Interest expense	40,417	7,468	124,572	34,755
Loss on extinguishment of debt	—	—	—	22,255

Income before provision for income taxes	179,102	142,114	389,571	301,604
Provision for income taxes	64,155	49,805	121,512	108,131

Net income	$114,947	$92,309	$268,059	$193,473

Basic income per share	$0.50	$0.41	$1.16	$0.86
Weighted average shares outstanding for basic income per share	230,997,817	226,749,704	230,406,342	226,095,680

Diluted income per share	$0.48	$0.39	$1.13	$0.83
Weighted average shares outstanding for diluted income per share	237,450,864	233,943,772	237,291,116	233,519,809

EBITDA	$239,893	$163,472	$576,411	$393,123

(1) Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis. Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three and nine months ended September 30, 2006 to be consistent with the presentation for the three and nine months ended September 30, 2007. These reimbursements totaled $64.1 million and $202.6 million for the three and nine months ended September 30, 2006, respectively. This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Americas
Revenue (1)	$914,715	$625,375	$2,640,618	$1,715,881
Costs and expenses:
Cost of services (1)	566,781	358,659	1,616,568	976,958
Operating, administrative and other	222,499	169,647	711,834	498,457
Depreciation and amortization	18,777	9,143	56,991	25,024
Merger-related charges	4,279	—	39,011	—
Operating income	$102,379	$87,926	$216,214	$215,442
EBITDA	$126,216	$101,259	$249,889	$251,007

EMEA
Revenue (1)	$320,208	$214,161	$876,374	$571,049
Costs and expenses:
Cost of services (1)	153,394	114,619	440,596	304,891
Operating, administrative and other	96,830	61,211	261,591	173,023
Depreciation and amortization	3,129	3,247	9,207	11,564
Merger-related charges	813	—	813	—
Operating income	$66,042	$35,084	$164,167	$81,571
EBITDA	$68,664	$38,701	$172,609	$93,897

Asia Pacific
Revenue (1)	$134,460	$87,035	$350,222	$237,048
Costs and expenses:
Cost of services (1)	71,677	47,781	175,966	130,648
Operating, administrative and other	42,776	32,299	116,687	84,402
Depreciation and amortization	1,741	1,990	4,769	3,976
Operating income	$18,266	$4,965	$52,800	$18,022
EBITDA	$19,072	$8,344	$51,628	$22,586

Global Investment Management
Revenue	$99,098	$41,370	$268,526	$98,779
Costs and expenses:
Operating, administrative and other	77,672	29,965	178,623	85,999
Depreciation and amortization	666	512	1,938	1,513
Operating income	$20,760	$10,893	$87,965	$11,267
EBITDA	$23,219	$15,168	$103,239	$25,633

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Development Services
Revenue	$24,328	$—	$61,393	$—
Costs and expenses:
Operating, administrative and other	28,598	—	81,331	—
Depreciation and amortization	3,998	—	10,285	—
Gain on disposition of real estate	16,075	—	16,075	—
Operating income (loss)	$7,807	$—	$(14,148)	$—

EBITDA	$2,722	$—	$(954)	$—

(1)           Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis. Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three and nine months ended September 30, 2006 to be consistent with the presentation for the three and nine months ended September 30, 2007. This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$114,947	$92,309	$268,059	$193,473
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	6,120	834	18,576	2,837
Integration costs related to acquisitions, net of tax	5,929	1,353	20,983	3,443
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	44	—	20,564	—
Loss on extinguishment of debt, net of tax	—	7	—	14,050
Merger-related charges, net of tax	3,145	—	24,332	—
Net income, as adjusted	$130,185	$94,503	$352,514	$213,803

Diluted income per share, as adjusted	$0.55	$0.40	$1.49	$0.91

Weighted average shares outstanding for diluted income per share, as adjusted	237,450,864	233,943,772	237,291,116	233,519,809

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$114,947	$92,309	$268,059	$193,473
Add:
Depreciation and amortization	28,311	14,892	83,190	42,077
Interest expense	40,417	7,468	124,572	34,755
Loss on extinguishment of debt	—	—	—	22,255
Provision for income taxes	64,155	49,805	121,512	108,131
Less:
Interest income	7,937	1,002	20,922	7,568

EBITDA	$239,893	$163,472	$576,411	$393,123

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Americas

Operating income	$102,379	$87,926	$216,214	$215,442
Amortization expense related to net revenue backlog and customer relationships acquired	9,428	1,319	28,282	1,319
Integration costs related to acquisitions	9,124	1,328	32,745	3,582
Merger-related charges	4,279	—	39,011	—

Operating income, as adjusted	$125,210	$90,573	$316,252	$220,343

EMEA

Operating income	$66,042	$35,084	$164,167	$81,571
Amortization expense related to net revenue backlog acquired	—	—	—	3,174
Integration costs related to acquisitions	540	434	1,597	1,443
Merger-related charges	813	—	813	—

Operating income, as adjusted	$67,395	$35,518	$166,577	$86,188

Asia Pacific

Operating income	$18,266	$4,965	$52,800	$18,022
Integration costs related to acquisitions	—	382	—	429

Operating income, as adjusted	$18,266	$5,347	$52,800	$18,451

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating income (loss)	$7,807	$—	$(14,148)	$—
Amortization expense related to incentive fees acquired	555	—	2,121	—

Operating income (loss), as adjusted	$8,362	$—	$(12,027)	$—

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Americas
Net income	$41,783	$54,840	$66,404	$112,498
Add:
Depreciation and amortization	18,777	9,143	56,991	25,024
Interest expense	32,474	5,407	108,735	28,873
Loss on extinguishment of debt	—	—	—	22,255
Provision for income taxes	37,124	32,462	29,729	68,553
Less:
Interest income	3,942	593	11,970	6,196

EBITDA	$126,216	$101,259	$249,889	$251,007

EMEA
Net income	$52,347	$26,043	$129,849	$57,555
Add:
Depreciation and amortization	3,129	3,247	9,207	11,564
Interest expense	214	762	713	1,621
Provision for income taxes	14,884	8,839	41,293	24,053
Less:
Interest income	1,910	190	8,453	896

EBITDA	$68,664	$38,701	$172,609	$93,897

Asia Pacific
Net income	$11,327	$3,241	$28,802	$8,942
Add:
Depreciation and amortization	1,741	1,990	4,769	3,976
Interest expense	910	775	2,478	2,486
Provision for income taxes	5,212	2,411	15,872	7,346
Less:
Interest income	118	73	293	164

EBITDA	$19,072	$8,344	$51,628	$22,586

Global Investment Management
Net income	$12,271	$8,185	$55,797	$14,478
Add:
Depreciation and amortization	666	512	1,938	1,513
Interest expense	1,100	524	2,739	1,775
Provision for income taxes	9,461	6,093	43,621	8,179
Less:
Interest income	279	146	856	312

EBITDA	$23,219	$15,168	$103,239	$25,633

Development Services
Net loss	$(2,781)	$—	$(12,793)	$—
Add:
Depreciation and amortization	3,998	—	10,285	—
Interest expense	5,677	—	14,418	—
Benefit for income taxes	(2,526)	—	(9,003)	—
Less:
Interest income	1,646	—	3,861	—

EBITDA	$2,722	$—	$(954)	$—

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$435,207	$244,476
Restricted cash	74,771	212,938
Receivables, net	959,017	880,809
Warehouse receivables (1)	450,863	103,992
Trading securities	2,829	355,503
Real estate assets(2)	737,089	465,699
Goodwill and other intangibles, net	2,629,034	2,629,425
Investments in and advances to unconsolidated subsidiaries	244,144	227,799
Deferred compensation assets	255,029	203,271
Other assets, net	695,658	620,719
Total assets	$6,483,641	$5,944,631
Liabilities:
Current liabilities, excluding debt	$1,353,157	$1,587,917
Warehouse lines of credit (1)	450,863	103,992
Revolving credit facility	43,268	—
Senior secured term loans	1,789,750	2,073,000
9¾% senior notes	—	3,310
Other debt(3)	64,441	24,415
Notes payable on real estate (4)	514,192	347,033
Deferred compensation liability	268,186	225,179
Other long-term liabilities	277,992	320,008
Total liabilities	4,761,849	4,684,854

Minority interest	198,686	78,136

Stockholders’ equity	1,523,106	1,181,641
Total liabilities and stockholders’ equity	$6,483,641	$5,944,631

(1) Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.

(2) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3) Includes a non-recourse revolving credit line balance of $49.1 million in Development Services as of September 30, 2007.

(4) Represents notes payable on real estate in Development Services of which $16.2 million and $17.4 million are recourse to the Company as of September 30, 2007 and December 31, 2006, respectively.